UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2005

Grant Life Sciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-50133	82-0490737
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

64 East Winchester, Suite 205
Murray, Utah		84107
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(801) 261-8736

5551 Capital Center Drive, Suite 224, Raleigh, North Carolina 27606
Former address, if changed since last report

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On March 7, 2005, Grant Life Sciences, Inc. (the "Company") entered into an Exclusive License Agreement (the “Agreement) with AccuDx Corporation (“Licensor”) for a period of ten years, pursuant to which the Company was granted the exclusive right to Licensor’s rapid tests for HIV-1, HIV-2 and Dengue Fever and its colloidal gold reagent (the “License”). The Agreement also granted the Company the right to manufacture these products at the Licensor’s FDA/GMP-compliant contract manufacturing maquiladora facility in Tijuana, Mexico. In consideration for the License, the Company agreed to pay Licensor $15,000 in cash and deliver a promissory note in the principal amount of $35,000 payable in equal quarterly installments for a two-year period and bearing 6% interest on the unpaid principal. The Company also agreed to pay the Licensor a 3% royalty on net sales of the products under the License.

On March 7, 2005, the Company also entered into a Consulting Agreement with Ravi Pottahil and  Indira Pottahil (the “Consultants”) in support of the License, pursuant to which the Consultants will receive 310,000 shares of common stock of the Company, to be issued as follows: one-third on September 7, 2005, one-third on March 7, 2006 and one-third on September 7, 2006.

Item 8.01 Other Events

On March 14, 2005, the Company will issue a press release announcing the acquisition. A copy of this press release has been filed with the Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit Number	Description
10.1	Exclusive License Agreement dated March 7, 2005 by and between Grant Life Sciences, Inc. and AccuDx Corporation
10.2	Consulting Agreement dated March 7, 2005 by and between Grant Life Sciences, Inc. and Ravi and Indira Pottahil
10.3	Promissory Note in the name of AccuDx Corporation dated March 7, 2005
99.1	Press Release of the Company, dated March 14, 2005, announcing the licensing agreement with AccuDx Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grant Life Sciences, Inc.

March 11, 2005	By:	/s/ Stan Yakatan
Name: Stan Yakatan
Title: Chief Executive Officer